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                                EXHIBIT 10.35

              DESCRIPTION OF 1998 COMPENSATION ARRANGEMENT BETWEEN
                        MR. JOHN M. TOMA AND REGISTRANT

     The following describes certain compensation arrangements between the Registrant and Mr. Toma for calendar year 1998 which supplements the Employment Agreement dated March 20, 1996 between Registrant and Mr. Toma and the Compensation Agreement dated March 20, 1996 between Registrant and Mr. Toma.

     The Company has entered into an employment agreement with Mr. Toma that currently expires December 31, 1998. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. Pursuant to Mr. Toma's employment agreement, for 1998, he will continue to receive a base salary of $306,000, and the Compensation Committee of the Board of Directors (the "Compensation Committee") increased Mr. Toma's maximum potential bonus from 50% of his base salary to 60% of his base salary based upon the Company's performance for 1998. On January 27, 1998, the Compensation Committee granted Mr. Toma options to purchase 25,000 shares of Common Stock at a purchase price of $15.75 per share, vesting over a five-year period at 20% per year. For 1998, the Compensation Committee has determined that Mr. Toma also is eligible to receive additional options up to a maximum of 75,000 shares of Common Stock if 1998 earnings per share are 150% or more than 1997 earnings per share. Should 1998 earnings per share be at least 125% of 1997 earnings per share, Mr. Toma will be entitled to receive options to purchase an additional 25,000 shares of Common Stock, and a prorated additional amount if 1998 earnings per share are between 126% and 149% of 1997 earnings per share. Any options so granted to Mr. Toma shall be granted at fair market value as of the end of 1998, and will vest over a five-year period at 20% per year. In addition, the Company has agreed to make annual contributions in the amount of $55,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50% immediately and the remainder over a ten-year period at 10% per year. Mr. Toma will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause or for "Good Reason", including death or disability. For purposes of Mr. Toma's employment agreement "Good Reason" means, unless Mr. Toma consents thereto, (i) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in Mr. Toma's employment agreement; (ii) the principal place where Mr. Toma is required to perform a substantial portion of his duties is outside of Atlanta, Georgia; (iii) the reduction of Mr. Toma's compensation unless the Board (or the Compensation Committee) has authorized a general compensation decrease for all executive employees of the Company; (iv) there is a merger, consolidation or reorganization of the Company or any other transaction resulting in Mr. Toma (together with his immediate family or trusts or limited partnerships established for the benefit of Mr. Toma and/or such persons) owning in the aggregate less than 20% of the voting control of the Company; or
(v) there is a sale or agreement to sell or a grant of an option to purchase all or substantially all of the assets of the Company. The Company has also agreed to provide Mr. Toma with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Toma will receive severance payments equal to one year's base salary and other personal benefits. Mr. Toma will also receive severance payments equal to one year's base salary if he resigns for "Good Reason." Mr. Toma has agreed not to compete with the Company or to solicit any clients or employees of the Company for a period of 18 months following termination of his employment.